EXHIBIT 10.9

CENTER BANK

SURVIVOR INCOME PLAN

Pursuant to due authorization by its Board of Directors, the undersigned, CENTER BANK, a state-chartered commercial bank located in Los Angeles, California (“the Company”), did constitute, establish and adopt the following Survivor Income Plan (the “Plan”), effective the 1st day of May 2004.

The purpose of this Plan is to attract, retain, and reward highly qualified Employees, by providing death benefits to the designated beneficiary of each participating Employee. The Company will pay the death benefits from its general assets.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination.

1.5	“Election to Participate” means the form required by the Plan Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.6	“Employee” means an active employee of the Company.

1.7	“Normal Retirement Age” means the Participant attaining age sixty-five (65).

1.8	“Participant” means an Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election to Participate and a Beneficiary Designation Form, (iv) whose signed Election to Participant and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation has not terminated.

1.9	“Plan Administrator” means the plan administrator described in Article 6.

1.10	“Termination of Employment” means that the Participant ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.11	“Termination for Cause” means that the Participant’s employment with the Company has been or is terminated by the Board for any of the following reasons:

(a)	Gross negligence or gross neglect of duties; or

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Company; or

(d)	Issuance by the Company’s banking regulators of an order for removal of the Participant.

1.12	“Years of Plan Service” The initial Year of Plan Service is the date on which the Participant began active employment in their current position with the Company. Participant shall be credited with an additional Year of Plan Service on each subsequent anniversary of the initial Year of Plan Service until termination of plan participation. The Plan Administrator, in its sole discretion, may also grant additional Years of Plan Service in such circumstances where it deems such additional service appropriate.

ARTICLE 2

PARTICIPATION AND BENEFITS

2.1	Selection by Plan Administrator. Participation in the Plan shall be limited to those Employees of the Company selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election to Participate, and (ii) a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, that Employee will be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4	Participant’s Benefit. Upon the Participant’s death while employed by the Company, the Participant’s designated Beneficiary shall be entitled to the amount indicated on the participant’s Election to Participate. The benefit shall be paid to the Beneficiary in a lump sum within sixty (60) days following the Participant’s death.

2.5	Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate upon Termination of Employment.

2.6	Option to Convert to Split Dollar Arrangement. Upon the Participant’s Termination of Employment for any reason except Termination for Cause, this Agreement shall convert to an Endorsement Split Dollar arrangement that conforms to all applicable laws and regulations governing split dollar life insurance, unless the Participant elects otherwise by written notice to the Company, or Participant has not met the following Participation requirements at the time the agreement was signed:

Directors or Senior Vice President and Above		Vice Presidents and First Vice Presidents
Years of Plan Service	Percentage of Participation	Years of Plan Service	Percentage of Participation
Less than 3	0%	Less than 5	0%
3 but less than 5	50%	5 but less than 10	50%
5 or more	100%	10 or more	100%

ARTICLE 3

BENEFICIARIES

3.1	Beneficiary Designation. The Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Plan to a Beneficiary upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

3.2	Beneficiary Designation: Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

3.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

3.4	No Beneficiary Designation. If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made to the personal representative of the Participant’s estate.

3.5	Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

ARTICLE 4

CLAIMS AND REVIEW PROCEDURE

4.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

4.1.1	Initiation—Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

4.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

4.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

4.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

4.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

4.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

4.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

4.2.4	Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

4.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 5

AMENDMENTS AND TERMINATION

5.1	Amendment or Termination of Plan. This Plan may be amended or terminated only by a written agreement signed by the Company and the Participants. Provided, however, if a Participant waives participation, that Participant’s Interest will terminate upon receipt by the Plan Administrator of such waiver. In the event that the Company decides to maintain any insurance policy after the Participant’s termination of participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of such policy.

Notwithstanding the previous paragraph, the Company may amend or terminate the Plan at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Plan would (i) cause benefits to be taxable to the Participants prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

5.2	Waiver of Participation. A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this Section 5.2 shall be in writing and delivered to the Plan Administrator. In the event that the Company decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

ARTICLE 6

ADMINISTRATION

6.1	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee as the Board shall appoint. Members of the Plan Administrator may be Participants under this Plan. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

6.2	Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

6.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

6.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5	Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Participants, the date and circumstances of the Termination of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 7

MISCELLANEOUS

7.1	Unsecured General Creditor. Participants and their Beneficiaries successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. Any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

7.2	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

7.3	Participation in Other Plans. Nothing herein contained shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which the Company may now or hereafter maintain.

7.4	Alienability. Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or the Beneficiary or any of them, to be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or any Beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder, the Company’s liabilities shall forthwith cease and terminate.

7.5	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Beneficiary.

7.6	Reorganization. The Company shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to such succeeding or continuing company, firm, or person.

7.7	Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.8	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Plan, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Company.

7.9	Applicable Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

7.10	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

7.11

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

7.12	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

7.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Center Bank
3435 Wilshire Boulevard # 700
Los Angeles, CA 90010

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

7.14	Signed Copies. This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts taken together shall constitute one (1) and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed by its President and its corporate seal affixed at Los Angeles, California, on the 1st day of May 2004.

CENTER BANK

By	/S/ YONG HWA KIM
Senior Vice President & Controller

Participants—Board of Directors and Named Executives

Chung Hyun Lee—Director

Sang Hoon Kim—Director

Peter Y. S. Kim—Director

James Z. Hong—Director

James Hong—Executive Vice President and Chief Credit Officer